SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                              CHS ELECTRONICS, INC.
                ------------------------------------------------
             (Exact name of registrant as specified in its charter)


              FLORIDA                                65-0263022
     ------------------------                    -------------------
     (State of incorporation)                     (I.R.S. Employer
         or organization)                        Identification No.)

                              2000 N.W. 84TH AVENUE
                              MIAMI, FLORIDA 33122
                     ---------------------------------------
                    (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

                                                     Name of each exchange
                  Title of each class                 on which each class
                  to be so registered                 is to be registered
                  -------------------                ---------------------

                     COMMON STOCK                   NEW YORK STOCK EXCHANGE

Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                        ---------------------------------

                                (Title of class)

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                  The capital stock of CHS Electronics, Inc. ("the Company") to be registered on the New York Stock Exchange, Inc., is the Company's common stock, par value $.001 per share (the "Common Stock").

         Holders of the Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors (the "Board"). Additionally, holders of Common Stock are entitled to one vote for each share of Common Stock held of record upon all matters presented for action by shareholders. Shares of Common Stock have no preemptive or other rights to subscribe for additional shares. The Board may, from time to time, declare, and the Company may pay, dividends and other distributions with respect to its outstanding shares of Common Stock in cash, property or its own shares of Common Stock which are legally available therefor. Upon liquidation or dissolution of the Company, all such holders are entitled to receive pro rata the assets of the Company available for distribution to its shareholders.

         The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all members of the Company's Board. A majority vote is also sufficient for other actions that require the vote or concurrence of shareholders. All of the outstanding shares of Common Stock are fully paid and non-assessable.

ITEM 2.  EXHIBITS

         None.


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

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


July 24, 1998                                            CHS ELECTRONICS, INC.



                                    By:  /S/ CRAIG TOLL
                                         ---------------------------------------
                                         Craig Toll, Vice President-Finance,
                                         Treasurer  and Chief Financial Officer

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